EXHIBIT 10.20

FIRST AMENDMENT TO
CREDIT AGREEMENT

     This First Amendment to Credit Agreement, dated as of March 28, 2003 (the “Amendment”) amends that certain Credit Agreement, dated as of July 2, 2002 (the “Credit Agreement”), by and among BOWNE & CO., INC., a Delaware corporation (the “Borrower”), FLEET NATIONAL BANK and the other lending institutions listed on Schedule 1 to the Credit Agreement (each a “Lender”, and collectively, the “Lenders”), FLEET NATIONAL BANK, as Agent for the Lenders, JPMORGAN CHASE BANK, as Documentation Agent (the “Documentation Agent”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”).

     WHEREAS, Parent Borrower has requested that the Lenders amend certain terms of the Credit Agreement in order, among other things, to modify certain financial covenants and to provide for the issuance of up to $10,000,000 of standby letters of credit; and

     WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth in this Amendment, to amend the Credit Agreement as set forth herein;

     NOW, THEREFORE, in consideration of these premises, the promises, mutual covenants and agreements contained in this Amendment and fully intended to be legally bound hereby, the parties hereby agree as follows:

1.   CAPITALIZED TERMS.

     Terms used in this Amendment which are not defined herein, but which are defined in the Credit Agreement, shall have the same respective meanings herein as therein.

2.   AMENDMENT TO CREDIT AGREEMENT.

     Subject to the satisfaction of the conditions set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

2.1.	Amendment to Section 1.1.

Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)	The definition of “Aggregate Credit Exposure” is hereby amended and restated in its entirety as follows:

“Aggregate Credit Exposure: as of any date of determination, the sum as of such date of the outstanding principal amount of the Loans of all Lenders (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof) plus the LC Obligations.”

(b)	The definition of “Applicable Fee Percentage” is hereby amended and restated in its entirety as follows:

“Applicable Fee Percentage: with respect to the Facility Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level:

Pricing Level	Applicable Fee Percentage

I	.50%
II	.50%
III	.35%
IV	.25%
V	.25%

Changes in the Applicable Fee Percentage resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(a) and shall become effective on the date such Compliance Certificate is delivered to the Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, if, at any time and from time to time, Parent Borrower shall be in Default of its obligations under Section 7.1(a), (b) or (c), Pricing Level I shall apply until such Default is cured.”

(c)	The definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:

“Applicable Margin: with respect to Eurodollar Advances, Alternate Currency Advances, and Letter of Credit commissions in each case at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level:

Pricing Level	Applicable Margin

I	2.75%
II	2.50%
III	2.00%
IV	1.50%
V	1.00%

Changes in the Applicable Margin resulting from a change in a Pricing Level shall be based upon the Compliance Certificate most recently delivered pursuant to Section 7.1(a) and shall become effective on the date such Compliance Certificate is delivered to the Agent and the Lenders. Notwithstanding anything to the contrary contained in this definition, (a) if, at any time and from time to time, Parent Borrower shall be in Default of its obligations under Section 7.1(a), (b) or (c), Pricing Level I shall apply until such Default is cured.”

(d)	The definition of “Commitment” is hereby amended and restated in its entirety as follows:

“Commitment: in respect of any Lender, such Lender’s undertaking during the Commitment Period to make Revolving Credit Loans and/or issue or participate in Letters of Credit issued on behalf of a Borrower hereunder in an aggregate principal and/or face amount at any one time outstanding not exceeding the Commitment Amount of such Lender.”

(e)	The definition of “Commitment Amount” is amended by deleting the reference to Section 2.12.

(f)	The definition of “Consolidated” is hereby amended and restated in its entirety as follows:

“Consolidated: Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.”

(g)	The definition of “Consolidated EBITDA” is hereby amended by amending and restating the first sentence in its entirety as follows:

“Consolidated EBITDA: for any period, the Consolidated Net Income from continuing operations and before extraordinary items (including, but not limited to: restructuring, integration and asset impairment charges; expenses related to acquisitions; gains or losses on asset sales; transaction related expenses; royalty expense borne by the seller within the trailing 12 months; provisions for doubtful accounts (net of write-offs); and provision for deferred employee compensation and retirement benefits) for such period, plus the sum of, without duplication, each of the following with respect to Parent Borrower and its Subsidiaries, to the extent utilized in determining such Consolidated Net Income: (a) Interest Expense, (b) provision for federal, state and local income taxes, and (c) depreciation and amortization (other than amortization of debt discount); provided, however, all non-cash income, expense, gains and losses to the extent otherwise included in such Consolidated Net Income for such period shall be excluded from the foregoing computation.”

(h)	The definition of “Credit Party” is hereby amended and restated in its entirety as follows:

“Credit Party: each Borrower, Guarantor Subsidiary and each other party (other than the Agent, the Titled Agents and the Lenders) to a Loan Document.”

(i)	The definition of “Intercreditor Agreement” is hereby amended and restated in its entirety as follows:

“Intercreditor Agreement: the Intercreditor Agreement, dated as of July 2, 2002, as succeeded and replaced by that certain Intercreditor and Collateral Agency Agreement, dated as of March 28, 2003, among the Agent on behalf of the Lenders, the Agent acting on behalf of itself in connection with its appointment as Collateral Agent for the holders of the Notes issued pursuant to the Note Purchase Agreement, and the parties to the Note Purchase Agreement other than Parent Borrower, as same may be further amended, modified or supplemented from time to time.”

(j)	The definition of “Lender” is hereby amended by deleting the reference to Section 2.12.

(k)	The definition of “Loan Documents” is hereby amended and restated in its entirety as follows:

“Loan Documents: collectively, this Agreement and all agreements, certificates, instruments and other documents executed or delivered in connection therewith, including any promissory notes executed and delivered pursuant to Section 2.9(d) and Section 2.11(d) and the Guaranties, the Intercreditor Agreement, the Security Agreement and all Applications, in each case as amended, supplemented or otherwise modified from time to time.”

(l)	The definition of “Note Purchase Agreement” is hereby amended and restated in its entirety as follows:

“Note Purchase Agreement: collectively, the, separate and several, Note Purchase Agreements, each dated January 30, 2002, as amended by a First Amendment, dated as of July 3, 2002, and a Second Amendment dated as of March 28, 2003, between Parent Borrower, on the one hand, and certain purchasers, on the other hand, and relating to the sale by Parent Borrower of: $25,000,000 aggregate principal amount of its 6.90% Senior Notes, Series A, due January 30, 2007; $28,000,000 aggregate principal amount of its 7.31% Senior Notes, Series B, due January 30, 2012; and $22,000,000 aggregate principal amount of its 7.85% Senior Notes, Series C, due January 30, 2012.”

(m)	The definition of “Obligations” is hereby amended and restated in its entirety as follows:

“Obligations: any and all obligations of Credit Parties to the Agent or the Lenders under, or in connection with, the Loan Documents of every kind and description (including obligations in respect of fees, expenses and commissions and, including, without limitation, any and all obligations of the Guarantor Subsidiaries under the Guaranties and the Reimbursement Obligations) direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

(n)	The definitions of “Pricing Level,” “Pricing Level I,” “Pricing Level II,” “Pricing Level III,” “Pricing Level IV,” “Pricing Level V,” and “Pricing Level VI” are hereby amended by deleting the existing definitions of such terms in their entirety and replacing them with the following definitions:

“Pricing Level: Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, or Pricing Level V, as applicable.”

“Pricing Level I: any time when the Leverage Ratio is greater than or equal to 3.50 to 1.00.”

“Pricing Level II: any time when the Leverage Ratio is greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00.”

“Pricing Level III: any time when the Leverage Ratio is greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00.”

“Pricing Level IV: any time when the Leverage Ratio is greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00.”

“Pricing Level V: any time when the Leverage Ratio is less than 2.00 to 1.00.”

(o)	The definition of “Rentals” is hereby amended and restated in its entirety as follows:

“Rentals: includes as of the date of any determination thereof all rental expense from long-term operating leases as disclosed in the notes to the financial statements of Parent Borrower contained in the SEC Form 10-K most recently filed with the Securities and Exchange Commission or any other material long-term operating lease entered into after the date of such Form 10-K. For purposes of this definition, ‘material’ means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Parent Borrower and its Subsidiaries taken as a whole.”

(p)	The definition of “Restricted Distribution” is hereby amended by amending and restating clause (b)(ii) as follows:

“(ii) any such dividend, distribution, payment on or with respect to, or an acquisition of the publicly-traded common stock of Parent Borrower, provided the aggregate amount of payments with respect to the acquisition of such common stock pursuant to this clause (ii) during any fiscal year of Parent Borrower shall not exceed $15,000,000.”;

and by inserting “and” immediately before “(iii)” and deleting the phrase “, and (iv) a BGS Disposition” and inserting a period in its place.

(q)	The definition of “Required Lenders” is hereby amended and restated in its entirety as follows:

“Required Lenders: at any time prior to the Commitment Termination Date, Lenders having Commitment Amounts greater than or equal to 51% of the Aggregate Commitment Amount and, at all other times, Lenders having a total Aggregate Outstanding Extensions of Credit greater than or equal to 51% of the Aggregate Credit Exposure.”

(r)	The definition of “Subsidiary Borrower Obligations” is hereby amended and restated to read in its entirety as follows:

“Subsidiary Borrower Obligations: at any time with respect to any Subsidiary Borrower, the principal amount outstanding at such time of the Loans made to such Subsidiary Borrower plus the aggregate amount of LC Obligations with respect to Letters of Credit issued for the account of such Subsidiary Borrower together with all accrued interest thereon and all other sums due and owing at such time from such Subsidiary Borrower under the Loan Documents.”

(s)	The following definitions are hereby inserted in the appropriate alphabetical order:

“Aggregate Outstanding Extensions of Credit: as to any Lender at any time, an amount equal to the sum of (a) such Lender’s Revolving Credit Exposure, and (b) such Lender’s Commitment Percentage of the LC Obligations then outstanding.”

“Application: an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.”

“Available Commitment: as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment over (b) such Lender’s Aggregate Outstanding Extensions of Credit.”

“Collateral: as defined in the Security Agreement.”

“Issuing Bank: Fleet, together with its successor and assigns, in its capacity as issuer of any Letter of Credit.”

“LC Commitment: $10,000,000.”

“LC Obligations: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.14(e).”

“LC Participants: the collective reference to all the Lenders other than the Issuing Bank.”

“Letters of Credit: as defined in Section 2.14(a).”

“Reimbursement Obligation: the obligation of the Borrowers to reimburse the Issuing Bank pursuant to Section 2.14(e) for amounts drawn under Letters of Credit.”

“Security Agreement: the security agreement, substantially in the same form as Exhibit R hereto, to be executed by each Borrower and Subsidiary Guarantor.”

“Uniform Customs: with respect to a particular Letter of Credit, the Uniform Customs and Practice for Documentary Credits as published as of the date of issue of such Letter of Credit by the International Chamber of Commerce.”

(t)	The definitions of “BGS”, “BGS Disposition” and “BGS Entities” are hereby deleted.

2.2.   Amendment of Article 2.

Article 2 of the Credit Agreement is hereby amended as follows:

(a) Section 2.1(a) is hereby amended by amending and restating clause (B) of subsection (i) thereof in its entirety as follows:

“(B) with respect to each Lender, such Lender’s Aggregate Outstanding Extensions of Credit shall not exceed such Lender’s Commitment Amount.”

(b) Section 2.6(a) is hereby amended and restated in its entirety as follows:

“(a) Voluntary Reductions. Parent Borrower shall have the right, upon at least five (5) Business Days’ prior written notice to the Agent, (i) at any time when there shall be no Loans or LC Obligations outstanding, to terminate the Commitments of all Lenders and the Swingline Commitment of the Swingline Lender, or (ii) at any time and from time to time when the Aggregate Commitment Amount shall exceed the aggregate outstanding principal amount of all Loans (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof) plus the LC Obligations, to reduce permanently the Aggregate Commitment Amount by a sum not greater than the amount of such excess; provided, however, that each partial reduction shall be in an amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.”

(c) Section 2.6(b) is hereby deleted and Section 2.6(c) is hereby re-designated as Section 2.6(b).

(d) Section 2.7(b) is hereby amended by deleting the last sentence thereof.

(e) Section 2.12 is hereby amended and restated in its entirety as follows:

“2.12. Intentionally Omitted.”

(f) Section 2.13(a) is hereby amended by amending and restating the first sentence thereof in its entirety as follows:

“Provided that no Default or Event of Default has occurred and is then continuing, Parent Borrower may from time to time direct that any of its Subsidiaries which is not then a Subsidiary Borrower become a Subsidiary Borrower by submitting a Borrower Addendum to the Agent with respect to such Subsidiary, together with (i) a certificate, dated the date of such Borrower Addendum, of the Secretary or Assistant Secretary of such Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 5.1 if such Subsidiary had become a party hereto on the Effective Date, (ii) a Security Agreement executed and delivered to the Agent by such Subsidiary, and (iii) an opinion of counsel (including, in the case of a foreign Subsidiary, an opinion of foreign local counsel) to such Subsidiary in all respects reasonably satisfactory to the Agent, provided that, to the extent that any such certificate, agreement, attachment or opinion is not in English, it shall be accompanied by a certified English translation thereof.”

(g) Article 2 of the Credit Agreement is hereby amended by inserting a new Section 2.14 as follows:

“Section 2.14.   LETTERS OF CREDIT.

(a)	LC Commitment. Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in Section 2.14(d), agrees to issue letters of credit (“Letters of Credit”) for the account of one or more of the Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the LC Commitment or (ii) the aggregate Available Commitments of the Lenders would be less than zero. Each Letter of Credit shall (x) be denominated in Dollars and shall be a standby Letter of Credit issued to support obligations of one or more of the Borrowers for whose account it is issued, and (y) expire no later than the Commitment Termination Date. Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any LC Participant to exceed any limits imposed by, any applicable law, rule, treaty or regulation or guideline or directive of a governmental authority.

(b)	Procedure for Issuance of Letter of Credit. Whenever a Borrower desires that a Letter of Credit be issued for its account hereunder, such Borrower, or if such Borrower is a Subsidiary Borrower, Parent Borrower, on behalf of such Subsidiary Borrower, shall request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and such

Borrower, or if such Borrower is a Subsidiary Borrower, as otherwise agreed to by Parent Borrower on behalf of such Subsidiary Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to Parent Borrower promptly following the issuance thereof.

(c)	Fees, Commission and Other Charges. Parent Borrower shall pay to the Agent, for the account of the Issuing Bank and the LC Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date of issuance of such Letter of Credit to its expiration date at a per annum rate equal to the then Applicable Margin in effect on the date of issuance of such Letter of Credit; calculated on the basis of a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit on the date such fee is calculated. Such letter of credit commission shall be shared ratably among the Issuing Bank and the LC Participants in accordance with their respective Commitment Percentages. Such commissions shall be (i) payable quarterly in arrears on the 15th day of each calendar quarter for the prior calendar quarter and on the Commitment Termination Date or such earlier date upon which the Commitments shall have been terminated in accordance herewith, and (ii) non-refundable. In addition to the foregoing commissions, Parent Borrower shall pay or reimburse the Issuing Bank for such normal and customary fees, costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the LC Participants all commissions received by the Agent for their respective accounts pursuant to this Section.

(d)	LC Participations. The Issuing Bank irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk an undivided interest equal to such LC Participant’s Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each LC Participant unconditionally and irrevocably agrees with the Issuing Bank, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such LC Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such LC Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. If any amount required to be paid by any LC Participant to the Issuing Bank pursuant to this Section 2.14(d) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three (3) Business Days after the date such payment is due, such LC Participant shall pay to the Issuing Bank on demand an amount equal to the product of: (i) such amount; times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank; and times (iii) a fraction the numerator of which is the number of days that elapses during such period and the denominator of which is 360. If any such amount required to be paid by any LC Participant pursuant to this Section 2.14(d) is not in fact made available to the Issuing Bank by such LC Participant within three (3) Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Advances hereunder. A certificate of the Issuing Bank submitted to any LC Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any LC Participant its pro rata share of such payment in accordance with this Section 2.14(d), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such LC Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such LC Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(e)	Reimbursement Obligation of the Borrower. Each Borrower agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies Parent Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment; provided, however, that if the Issuing Bank so notifies Parent Borrower after 2:00 p.m. on any date, then the amount that would otherwise be required to be reimbursed to the Issuing Bank pursuant to the foregoing on such date, shall be due and payable on the next Business Day, together with interest thereon at the Alternate Base Rate, computed from the date of such notification until the date payment is due. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Advances which were then overdue. Each drawing under any Letter of Credit shall constitute a request by Parent Borrower to the Agent for a borrowing pursuant to Section 2.3 of ABR Advances in the amount of such drawing. The limitations of Section 2.2 shall not apply to any ABR Advances made pursuant to this Section. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

(f)	Obligations Absolute. The Borrowers’ obligations under this Section 2.14 shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit. Each Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 2.14(e) shall not be affected by, among other things (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct. Each Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the Issuing Bank to such Borrower.

(g)	Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify Parent Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(h)	Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.14, the provisions of this Section 2.14 shall apply.”

2.3.   Amendment of Article 3.

Article 3 of the Credit Agreement is hereby amended as follows:

(a) Section 3.5 is hereby amended by amending and restating subsection (b) in its entirety as follows:

"(b) the asset value to such Lender or such Control Person of the Loans, LC Obligations or Commitments made or maintained by such Lender to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender’s or such Control Person’s policies regarding capital adequacy) by an amount deemed by such Lender to be material to such Lender or Control Person, then Parent Borrower agrees to pay to such Lender or such Control Person, as the case may be, within ten (10) days after demand by such Lender, such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction (which demand shall be accompanied by a statement setting forth the calculations of such additional amount or amounts in reasonable detail which statement shall be conclusive absent manifest error).”

(b) Section 3.6 is hereby amended by amending and restating the first sentence thereof in its entirety as follows:

“If any Lender shall determine that a Regulatory Change shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Fixed Rate Loans which is not otherwise included in the determination of a Eurodollar Rate or Alternate Currency Rate, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Fixed Rate Loans or its commitment to make such Fixed Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable under the Loan Documents in respect of its Fixed Rate Loans, then, in any such case, Parent Borrower agrees to pay such Lender, within ten (10) days after demand therefor, such additional amounts as is sufficient to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender (which demand shall be accompanied by a statement setting forth the calculations of such additional amounts in reasonable detail which statement shall be conclusive absent manifest error).”

(c) Section 3.11 is hereby amended by amending and restating subsection (c) in its entirety as follows:

“(c) any Borrower shall be required to pay any additional amounts pursuant to Section 3.9 in respect of any Lender, then, in each such case, so long as no Default or Event of Default then exists, Parent Borrower may require that such Lender transfer all of its right, title and interest under the Loan Documents to any lender identified by Parent Borrower (a “Proposed Lender”) if such Proposed Lender agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans, together with interest thereon to the date of such transfer, all of such Lender’s LC Obligations, to the extent which the Lender has paid any amount pursuant to Section 2.14(d) and has not been reimbursed therefor, together with all accrued and unpaid commissions on LC Obligations and accrued and unpaid interest on Reimbursement Obligations to the date of transfer, and all other amounts payable under the Loan Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 3.4 as if all of such Lender’s Loans and obligations with respect to Letters of Credit were being prepaid in full on such date).”

2.4.   Amendment of Article 4.

Article 4 of the Credit Agreement is hereby amended as follows:

(a) The lead-in paragraph is hereby amended and restated in its entirety as follows:

“In order to induce the Agent and the Lenders to make the Loans and issue or participate in the Letters of Credit, Parent Borrower makes the following representations and warranties to the Agent and each Lender.”

(b) Section 4.21 is hereby deleted.

2.5.   Amendment of Article 6.

Article 6 of the Credit Agreement is hereby amended as follows:

(a) The title of Article 6 is hereby amended and restated in its entirety as follows:

“6. CONDITIONS TO EACH EXTENSION OF CREDIT”.

(b) The lead-in paragraph of Article 6 is hereby amended and restated in its entirety as follows:

“The obligation of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent as of the date of such extension of credit.”

(c) Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.1 COMPLIANCE

On each Borrowing Date or Swingline Loan proposed funding date or other date that credit is proposed to be extended, as the case may be, and after giving effect to the Loans or other extension of credit to be made thereon (a) there shall exist no Default or Event of Default, (b) the representations and warranties made by each Credit Party, or by an officer (or other authorized Person) on its behalf, contained in the Loan Documents, or in any certificate, report, opinion or other document delivered pursuant or incident thereto, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and (c) if any Loan or Loans or other credit being so extended are being extended to a Subsidiary Borrower, then Parent Borrower shall deliver to the Agent, simultaneously with the delivery to the Agent of a Borrower Request with respect to such Loan or Loans, or request for extension of credit in connection with a Letter of Credit or Letters of Credit, a certificate (in a form reasonably acceptable to Agent) of a Financial Officer of Parent Borrower demonstrating (to the reasonable satisfaction of Agent) compliance with Section 10.4 of the Note Purchase Agreement, or any successor provision relating to “Priority Indebtedness” (as defined in the Note Purchase Agreement) or any concept similar thereto after giving pro forma effect to the funding of such Loan or Loans, or extension of credit, and agreeing that the representation included in such certificate will remain true on the date such Loan or Loans or other credit are funded or otherwise extended. Each borrowing or extension of credit requested by Parent Borrower (including, without limitation, each borrowing requested by Parent Borrower on behalf of a Subsidiary Borrower) shall constitute a certification by Parent Borrower as of such Borrowing Date, Swingline Loan proposed funding date or issuance of such Letter of Credit, as the case may be, that each of the foregoing matters is true and correct in all respects.”

(d)	A new Section 6.4 is hereby added to read as follows:

“Section 6.4 LETTER OF CREDIT APPLICATIONS.

With respect to each Letter of Credit to be issued, the Issuing Bank shall have received an Application therefor, completed to the satisfaction of the Issuing Bank, and duly executed by the applicable Borrower (or, if such Borrower is a Subsidiary Borrower, the Parent Borrower, on behalf of such Subsidiary Borrower), together with such other certificates, documents and other papers and information as the Issuing Bank may request.”

2.6.    Amendment of Article 7.

Article 7 of the Credit Agreement is hereby amended as follows:

(a) The lead-in paragraph of Article 7 is hereby amended and restated in its entirety as follows:

“Parent Borrower agrees that, so long as this Agreement is in effect, any Loan or any Letter of Credit remains outstanding or unpaid, or any other amount is owing under any Loan Document to any Lender or Agent, Parent Borrower shall:”

(b) Section 7.1(b) is hereby amended by deleting the period at the end of subsection (ii) and inserting a semi-colon in its place and by amending and restating the proviso at the end of such section in its entirety as follows:

“provided that, delivery within the time period specified above of copies of Parent Borrower’s Quarterly Report on Form 10-Q for such fiscal quarter prepared in compliance with the Exchange Act requirements therefor and filed with the SEC, together with the certificate from the Financial Officer described in clause (ii) above, shall be deemed to satisfy the financial statement delivery requirement set forth in clause (i) and (ii) above.”

(c) Section 7.1(c) is hereby amended by deleting the period at the end of subsection (ii) and inserting a semi-colon in its place and by amending and restating the proviso at the end of such section in its entirety as follows:

“provided that, delivery within the time period specified above of Parent Borrower’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements of the Exchange Act therefor and filed with the SEC, together with the certificate from such Accountants described in clause (ii)(B) above shall be deemed to satisfy the requirements of this Section 7.1(c).”

(d) A new Section 7.1(i) is hereby added to read as follows:

“(i) Accounts Receivable Aging Reports. Simultaneously with the delivery of each set of financial statements pursuant to Sections 7.1(b) and 7.1(c), a certificate of a Financial Officer of Parent Borrower setting forth an accounts receivable aging as of the end of the fiscal period for which such financial statements are being provided, in such form and detail and with such supporting documentation as shall be required by the Agent in its reasonable discretion.”

(e) Section 7.2(c) is hereby amended and restated in its entirety as follows:

“Schedule 4.1. Together with each set of financial statements delivered pursuant to Section 7.1(b) and 7.1(c), provide to the Agent and each Lender a revised version of Schedule 4.1 so as to make the representations set forth in clauses (a), (b) and (c) of Section 4.1 accurate.”

(f) The last sentence of Section 7.11 is hereby deleted and replaced with the following:

“Each Domestic Subsidiary becoming a Guarantor Subsidiary, shall, execute and deliver to the Agent a Guaranty and a Security Agreement which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably required by the Agent. For purposes of determining compliance with this Section 7.11 after January 1, 2003, Ohio Franklin Corp., an Illinois corporation, shall be deemed to have no revenue, income or assets.”

2.7.    Amendment of Article 8.

Article 8 of the Credit Agreement is hereby amended as follows:

(a) The lead-in paragraph of Article 8 is hereby amended and restated in its entirety as follows:

“Parent Borrower agrees that, so long as this Agreement is in effect, any Loan or any Letter of Credit remains outstanding or unpaid, or any other amount is owing under any Loan Document to any Lender or Agent, Parent Borrower shall not, directly or indirectly:”

(b) Section 8.2 is hereby amended by amending and restating the proviso set forth therein in its entirety as follows:

“provided, however, that notwithstanding the foregoing, for each of the respective four fiscal quarter periods ending on the dates set forth below, such ratio shall not be less than the ratio set forth below next to such date:

Ratio of Consolidated
Four Fiscal Quarter	EBITDAR to Consolidated
Period Ending Date	Fixed Charges

March 31, 2003	1.75 to 1.00
June 30, 2003	1.60 to 1.00
September 30, 2003	1.75 to 1.00
December 31, 2003	2.00 to 1.00
March 31, 2004	2.00 to 1.00.”

(c) Section 8.3 is hereby amended and restated in its entirety as follows:

“8.3 LEVERAGE RATIO.

Permit the Leverage Ratio at any time during a time period set forth below to be more than the ratio set forth below next to such time period:

Time Period (Dates Inclusive)	Leverage Ratio

January 1, 2003 to March 31, 2003	3.10 to 1.0
April 1, 2003 to June 30, 2003	3.90 to 1.0
July 1, 2003 to September 30, 2003	3.25 to 1.0
October 1, 2003 to December 31, 2003	2.75 to 1.0
January 1, 2004 to March 31, 2004	3.00 to 1.0
April 1, 2004 and thereafter	2.75 to 1.0.”

(d) Section 8.5 is hereby amended by amending and restating clause (iii) of subsection (f) in its entirety as follows:

“(iii) the aggregate amount of Indebtedness permitted under this Section 8.5(f) shall not exceed $25,000,000 outstanding at any one time.”

(e)    Section 8.6 is hereby amended by deleting the word “and” immediately after the semi-colon after subsection 8.6(h), deleting the period at the end of Section 8.6(i), inserting a semi-colon and the word “and” immediately at the end of Section 8.6(i), and adding a new subsection (j) in its entirety as follows:

“(j) Liens created by or expressly permitted under the Security Agreement.”

(f) Section 8.8 is hereby amended by amending and restating subsection (b) thereof in its entirety as follows:

“(b) An Acquisition of one or more Operating Entities (including, without limitation, Acquisitions of Capital Stock of an Operating Entity or as a result of a merger or consolidation with an Operating Entity which is not Parent Borrower or a Subsidiary of Parent Borrower), provided that (i) such Operating Entity is in the same line or lines of business as Parent Borrower and its Subsidiaries, (ii) Parent Borrower has provided evidence satisfactory to the Agent that after giving effect to such Acquisition no Default or Event of Default would exist, (iii) such Acquisition does not involve a “hostile” transaction, (iv) the aggregate consideration paid by Parent Borrower and its Subsidiaries for such Acquisition, including, assumption of Indebtedness and the transfer of Property (other than the Capital Stock of Parent

Borrower) does not exceed $3,000,000, and (v) the aggregate consideration including assumption of Indebtedness and the transfer of Property (other than the Capital Stock of Parent Borrower) paid by Parent Borrower and its Subsidiaries for all Acquisitions permitted under this Section 8.8(b) consummated during any calendar year does not exceed $5,000,000.”

(g) Section 8.9 is hereby amended by inserting the word “and” at the end of Section 8.9(a), by deleting Section 8.9(c) and by amending and restating Section 8.9(b) in its entirety as follows:

“Dispositions of Property other than Inter-Company Dispositions provided that (i) such Disposition will not have a Material Adverse Effect, (ii) after giving effect to such Disposition no Default or Event of Default would exist, (iii) after giving effect to such Disposition, the aggregate net book value of Property which is the subject of Dispositions during any fiscal year, less capital expenditures made during such fiscal year by Parent Borrower and its Subsidiaries for tangible operating assets to be used in the business of Parent Borrower and its Subsidiaries does not exceed $25,000,000; and (iv) the provisions of Section 8.18 are complied with.”

(h) Section 8.12 is hereby amended by amending and restating the proviso therein in its entirety as follows:

“provided, that Parent Borrower or its Subsidiaries may enter into such an agreement in connection with any Lien permitted by this Agreement, when such prohibition or limitation is by, its terms effective only against the Property subject to such Lien and does not conflict with the terms and provisions of the Security Agreement.”

(i) Section 8.15 is hereby amended by amending and restating clause (a) thereof in its entirety as follows:

“(a) the Guaranty or Security Agreement;”

(j) A new Section 8.17 is hereby added to read as follows:

“8.17 PAYMENT OF CERTAIN FEES. Directly or indirectly pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fees or otherwise, to any creditor of a Credit Party as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any document in which a security interest is granted, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the Lenders.”

(k) A new Section 8.18 is hereby added to read as follows:

“8.18 CERTAIN PREPAYMENTS. Prepay any Senior Indebtedness (other than (i) the Loans; (ii) Indebtedness secured by a Lien permitted under Section 8.6(g); and (iii) prepayments not exceeding $1,000,000 in the aggregate) within 12-months of a Disposition unless the Loans are prepaid, to the extent of the proceeds from such Disposition, on a pro rata basis with such other Senior Indebtedness and the Aggregate Commitment Amount is permanently reduced by an amount equal to such prepayment of the Loans.”

2.8.   Amendment of Article 9.

Article 9 of the Credit Agreement is hereby amended as follows:

(a) Section 9.1 is hereby amended by amending and restating subsection (a) thereof in its entirety as follows:

“(a) Failure to Pay Principal. Any payment of principal with respect to any Loan or Reimbursement Obligation shall not be made when due and payable (whether upon demand, at maturity, by reason of acceleration or otherwise);”

(b) Section 9.1 is hereby amended by amending and restating subsection (b) thereof in its entirety as follows:

“(b) Failure to Pay Interest, Fees and Other Amounts. Any payment of interest, fees, commissions, expenses or other amounts, payable under any Loan Document or otherwise to Agent or Issuing Bank with respect to the loan facility or Letters of Credit established hereunder shall not be made within three (3) Business Days of the date when due and payable;”

(c) Section 9.1 is hereby amended by deleting the period at the end of subsection (1) thereof, replacing same with “; or” and by adding a new subsection (m) thereto to read in its entirety as follows:

“(m) Lien on Collateral. Any Lien created under the Security Agreement for any reason ceases to be or is not a valid and perfected Lien on the Collateral constituting a first priority security interest, other than the Liens expressly permitted under the Security Agreement, or there shall have occurred waste or conversion of a material part of the Collateral.”

(d) Section 9.2 is hereby amended and restated to read in its entirety as follows:

“9.2 CONTRACT REMEDIES.

(a) Termination of Commitment; Acceleration. Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof:

(i)	if such event is an Event of Default specified in Sections 9.1(g) or 9.1(h) above with respect to any Domestic Borrower, the Commitments of all of the Lenders and the Swingline Commitment of the Swingline Lender, shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letter of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and the Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents;

(ii)	if such event is an Event of Default specified in Sections 9.1(g) or 9.1(h) above with respect to any other Borrower, the Commitments of all of the Lenders with respect to Loans to be made to such Borrower shall immediately and automatically terminate and the Subsidiary Borrower Obligations (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letter of Credit shall have presented the documents required thereunder) of such Borrower shall immediately become due and payable, and, in each case, the Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents; and

(iii)	if such event is any other Event of Default (or an Event of Default specified in Sections 9.1(g) or 9.1(h) with respect to a Borrower other than a Domestic Borrower), any or all of the following actions may be taken: (A) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to Parent Borrower, declare the Commitments and the Swingline Commitment terminated forthwith, whereupon such

Commitments shall immediately terminate; and (B) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice of default to Parent Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letter of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Each Borrower hereby grants to the Agent, for the benefit of the Issuing Bank and the LC Participants, a security interest in such cash collateral to secure all obligations of such Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Parent Borrower. Each Borrower shall execute and deliver to the Agent, for the account of the Issuing Bank and the LC Participants, such further documents and instruments the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Each Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b) Application of Proceeds. In the event that any Commitments shall have been terminated, or any Loans, any accrued and unpaid interest thereon or any other amounts owing under the Loan Documents (including, without limitation, all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letter of Credit shall have presented the documents required thereunder) shall have been declared due and payable, in each case pursuant to the provisions of this Section any funds received by the Agent and the Lenders from or on behalf of Parent Borrower (including, without limitation, from any Credit Party, other than a Subsidiary Borrower that is not also a Guarantor Subsidiary) shall be applied by the Agent and the Lenders in liquidation of the Loans, Reimbursement Obligations and the other Obligations in the following manner and order: (i) to the payment of interest on, and then the principal portion of, any Loans which the Agent, in its capacity as Agent, may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or Parent Borrower; (ii) to the payment of any fees or expenses due Agent from Parent Borrower; (iii) to reimburse the Agent, the Lenders and the Swingline Lender for any expenses (to the extent not paid pursuant to clause (ii) above) due from Parent Borrower pursuant to the provisions of Section 12.5; (iv) to the payment of accrued Facility Fees and all other fees, expenses and amounts due under the Loan Documents (other than principal and interest on the Loans and Reimbursement Obligations); (v) to the payment of interest on Swingline Loans; (vi) to the payment, pro rata according to the outstanding principal amount of the Loans and Reimbursement Obligations (other than Swingline Loans), of interest due on such Loans and Reimbursement Obligations of each Lender; (vii) to the payment of principal of Swingline Loans; (viii) to the payment, pro rata according to the outstanding principal amount of the Loans (other than Swingline Loans) and Reimbursement Obligations, of principal outstanding on such Loans and Reimbursement Obligations; and (ix) to the payment of any other amounts owing to the Agent and the Lenders under any Loan Document. Any funds received by the Agent and the Lenders from a Credit Party that is a Subsidiary Borrower but not a Guarantor Subsidiary shall be applied by the Agent and the Lenders in liquidation of the Obligations of such Subsidiary Borrower in the same order as the immediately preceding clauses (i) through (ix), to the extent applicable.”

2.9.   Amendment of Article 10.

Article 10 of the Credit Agreement is hereby amended as follows:

(a) Section 10.4 is hereby amended by amending and restating the second sentence thereof in its entirety as follows:

“Agent may treat each Lender or the Person designated in the last notice filed with the Agent under this Section, as the holder of all of the interests of such Lender in its Aggregate Outstanding Extensions of Credit, until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent and otherwise in accordance herewith, shall have been filed with the Agent.”

(b) Section 10.4 is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

“Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and other extensions of credit under the Loan Documents.”

(c) Section 10.7 is hereby amended by amending and restating the first sentence in its entirety as follows:

“ Each Lender agrees to indemnify and hold harmless Agent in its capacity as such (to the extent not promptly reimbursed by Parent Borrower and without limiting the obligation of Parent Borrower to do so), pro rata according to (a) at any time prior to the Commitment Termination Date, its Commitment Percentage, and (b) at all other times, (i) if no Loan or LC Obligation is outstanding, its Commitment Percentage, and (ii) if any Loan or LC Obligation is outstanding, the percentage equal to the fraction, the numerator of which is the Aggregate Outstanding Extensions of Credit of such Lender (determined, in the case of each Alternate Currency Loan, on the basis of the Currency Equivalent in Dollars thereof), and the denominator of which is the Aggregate Credit Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including any amounts paid to the Lenders (through Agent) by any Credit Party pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable to Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting primarily from the finally adjudicated gross negligence or willful misconduct of the Agent.”

(d) Section 10.8 is hereby amended and restated in its entirety as follows:

“10.8 LENDERS IN THEIR RESPECTIVE INDIVIDUAL CAPACITIES. Fleet and each Lender and the respective affiliates thereof may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, Parent Borrower and its Subsidiaries as though Fleet was not the Agent hereunder, and each Lender was not a Lender hereunder. With respect to the Commitments made or renewed by Fleet and the Loans made and with respect to any Letter of Credit issued or participated in by it, in addition to any rights and powers it may have as the Swingline Lender or the Issuing Bank, it shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall in each case include Fleet. Further, the Agent and any of its affiliates may accept fees and other consideration from Parent Borrower and its Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.”

2.10.   Amendment to Article 11.

Article 11 of the Credit Agreement is hereby amended by amending and restating the first sentence of Section 11.2 in its entirety as follows:

“Subject to Section 11.4, Parent Borrower shall not be released from liability hereunder unless and until the Commitment Termination Date shall have occurred and either (a) each Subsidiary Borrower shall have paid in full the outstanding principal amount of the Loans made to it, together with all accrued interest thereon and all other sums then due and owing by it under the Loan Documents and there are no LC Obligations outstanding with respect to any Subsidiary Borrower, or (b) the Parent Guarantor Obligations shall have been paid in full.”

2.11.   Amendment of Article 12.

Article 12 of the Credit Agreement is hereby amended as follows:

(a) Section 12.4 is hereby amended by amending and restating Section 12.4(b) in its entirety as follows:

“(b) Obligations. The obligations of Borrowers under Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 12.5, 12.7 and 12.13(b) shall survive the termination of the Commitments, the expiration or termination of the

Letters of Credit and the payment of the Loans, Reimbursement Obligations and all other amounts payable under the Loan Documents.”

(b) Section 12.6 is hereby amended by amending and restating subsection (a) in its entirety as follows:

“(a) Binding Effect. The Loan Documents shall be binding upon and inure to the benefit of Parent Borrower, the other Borrowers, the Lenders, the Agent, all future holders of the Loans and other extensions of credit under the Loan Documents, and their respective successors and assigns, except that neither Parent Borrower nor any other Borrower may assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender.”

(c) Section 12.7 is hereby amended and restated in its entirety as follows:

“Parent Borrower agrees to defend, protect, indemnify, and hold harmless Agent, and each and all of the Lenders, each of their respective affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations of any jurisdiction, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under environmental laws, federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Parent Borrower or any of its Subsidiaries or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Parent Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any hazardous substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents (including, without limitation, with respect to the Agent’s acting as Collateral Agent, pursuant to the Intercreditor Agreement, for the benefit of the holders of the notes issued pursuant to the Note Purchase Agreement) any commitment letter or fee letter executed and delivered by Parent Borrower or any of its Subsidiaries and/or the Agent, the capitalization of Parent Borrower or any of its Subsidiaries, the Commitments, the making of, management of and participation in the Loans, or the use or intended use of the proceeds of the Loans hereunder, provided that Parent Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent resulting primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of Parent Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all Indebtedness under the Loan Documents.”

(d) Section 12.10 (a) is hereby amended by amending and restating the first sentence in its entirety as follows:

“(a) If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to a Borrower under this Agreement, or shall obtain payment on any other Obligation owing by a Credit Party (including, without limitation, any Reimbursement Obligation) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by a Credit Party to a Lender not in accordance with the terms of this Agreement or other Loan Documents and such payment should be distributed to the Lenders pro rata or on the basis of their Commitment Percentages in accordance with Section 2.5(a) or Section 9.2(b), as applicable, such Lender shall promptly purchase from the other Lenders participations in the Loans made by the other Lenders or other Obligations owed to such other Lenders (including, without limitation, Reimbursement Obligations) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata or in accordance with their Commitment Percentages, as applicable, in accordance with Section 2.5(a) or Section 9.2(b).”

(e) Section 12.10(b) is hereby amended and restated in its entirety as follows:

“(b) Set-Off. In addition to any rights and remedies provided by law, upon and during the continuance of an Event of Default, the Agent, each Lender, any participant with such Lender in the Loans or other extensions of credit under the Loan Documents and each Affiliate of each Lender and the Agent shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by Borrowers to the extent not prohibited by applicable law, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the

Agent, such Lender, any Affiliate of the Agent or such Lender or any participant to or for the credit or the account of any Borrower against and on account of the Obligations, irrespective of whether or not the Agent or any Lender, shall have made demand under this Agreement or any of the other Loan Documents or the Agent or any Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 9.2 of this Agreement and although such Obligations shall be contingent or unmatured. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Agent and each Lender and participant in the Loans or other extensions of credit under the Loan Documents and by each Affiliate of a Lender or the Agent against any Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of any Borrower or against anyone else claiming through or against any Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by any such Person prior to the making, filing or issuance, or service upon such Person of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Parent Borrower and the Agent after any such set-off and application made by such Lender, any of its Affiliates or any of its participants in the Loans or other extensions of credit under the Loan Documents or any exercise of similar set-off rights that any of them exercises against deposits or other indebtedness to or for the credit of any Borrower which is applied against the Obligations (and the Agent shall promptly notify all of the other Lenders thereof), provided that the failure to give such notice to Parent Borrower or Agent shall not affect the validity of such set-off and application. Agent shall also promptly notify the Parent Borrower after any such set-off and application made by it or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Borrower hereby grants to Agent, each Lender and Affiliate of each Lender and Agent and each participant in the Loans or other extensions of credit under the Loan Documents a continuing lien, security interest and right of setoff as security for all Obligations upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Persons and each of their respective successors and assigns or in transit to any of them. ANY AND ALL RIGHTS TO REQUIRE ANY OF THE LENDERS OR AGENT, ANY OF THEIR AFFILIATES OR ANY PARTICIPANT IN THE LOANS OR OTHER EXTENSIONS OF CREDIT UNDER THE LOAN DOCUMENTS TO EXERCISE THEIR RESPECTIVE RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE

OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.”

(f) Section 12.21 is hereby amended and restated in its entirety as follows:

"THE AGENT AND EACH OF THE LENDERS AND BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS RELATING TO THE ADMINISTRATION OF THE CREDIT FACILITY UNDER THIS AGREEMENT OR ENFORCEMENT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND (ii) AGREE THAT NONE OF THE BORROWERS, ANY LENDER OR THE AGENT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND FOR THE LENDERS TO MAKE LOANS AND OTHER CREDIT AVAILABLE TO THE BORROWERS. IT IS INTENDED THAT SAID WAIVERS SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDING

(g) Section 12.25 is hereby amended and restated in its entirety as follows:

“12.25. OPINION OF LOCAL COUNSEL WITH RESPECT TO GUARANTOR SUBSIDIARIES. No later than May 15, 2003, Parent Borrower shall deliver opinions of local counsel in the jurisdictions of the states of incorporation or organization of the Guarantor Subsidiaries with respect to which an opinion of counsel was not delivered on or about March 28, 2003 with respect to the first amendment to the Credit Agreement. Each such opinion shall be reasonably satisfactory to the Agent in all respects, and shall be substantially in the form of the opinions regarding the Credit Parties delivered in connection with such first amendment to the Credit Agreement.”

2.12.	Amendment of Exhibit E. Exhibit E to the Credit Agreement, Form of Compliance Certificate, is hereby amended and restated to read in its entirety the same as Exhibit E annexed hereto.

2.13.	Schedule 4.21. Schedule 4.21 to the Credit Agreement is hereby deleted.

3.   REAFFIRMATION OF GUARANTY.

     Each of the Guarantors hereby reaffirms each of its continuing obligations to the Agent and the Lenders under the Guaranty and agrees that neither this Amendment, the transactions contemplated by this Amendment nor any further agreements or arrangements whatsoever relating to the Credit Agreement shall in any way affect the validity and enforceability of the Guaranty or reduce, impair, or discharge the obligations of any of the Guarantors thereunder.

4.   REPRESENTATIONS AND WARRANTIES.

Parent Borrower represents and warrants that:

4.1	Representations in Credit Agreement. Each of the representations and warranties made by Parent Borrower in the Credit Agreement is true, correct and complete on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made by the Parent Borrower on the date hereof and in this Amendment (except to the extent such representations and warranties expressly relate to an earlier date).

4.2	No Default or Event of Default. No Default or Event of Default exists on the date of this Amendment (after giving effect to all of the arrangements and transactions contemplated by this Amendment).

4.3	Binding Effect of Documents. This Amendment, the Security Agreement and all other Loan Documents being executed by the Credit Parties in connection herewith have been duly authorized, executed and delivered by each Credit Party and are in full force and effect as of the date hereof and the agreements and obligations of each such Credit Party contained herein and therein constitute the legal, valid, and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.4	Ohio Franklin Corp. Ohio Franklin Corp., a Subsidiary of Parent Borrower, has no operating assets, conducts no operations and sold its only remaining material asset (certain improved real estate) in 2002.

5.   CONDITIONS TO EFFECTIVENESS.

     This Amendment shall become effective on the first date when the following conditions are met (the “Amendment Effective Date”):

5.1	Counterparts to Amendment. The Agent shall have received counterparts hereof signed by the Required Lenders and all of the Credit Parties (or, in the case of any Required Lender as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to it a telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

5.2	Amendment Fee. The Agent shall have received payment of an amendment fee for each Lender which shall have executed and delivered a counterpart hereof as contemplated by Section 5.1 hereof on or before 5:00 p.m. New York time on March 28, 2003 in an amount equal to .375% of such Lender’s Commitment;

5.3	Other Fees and Expenses. The Agent shall have received payment of all amendment fees, other costs, fees and expenses (including, without limitation, reasonable legal fees and expenses for which invoices shall have been submitted to the Borrower) and other compensation payable to it on or prior to the Amendment Effective Date in connection with the Loan Documents;

5.4	Counterparts to Security Agreement. The Agent shall have received the Security Agreement, dated the Amendment Effective Date, duly executed and delivered, by each Credit Party;

5.5	Opinions of Counsel to Credit Parties. The Agent shall have received an opinion of (a) Simpson Thacher & Bartlett, counsel to the Credit Parties, and (b) Philip E. Kucera, Esq., General Counsel of Parent Borrowers, in each case addressed to the Agent and the Lenders, in form and substance satisfactory to Agent;

5.6	Note Purchase Agreement. The Agent shall have received evidence satisfactory to it that the Note Purchase Agreement has been amended in form and substance satisfactory to the Agent (as determined in its sole and absolute discretion) including provisions necessary to (a) acknowledge and consent to the Security Agreement; and (b) provide for a security interest in the Collateral on a parity basis with the security interest granted pursuant to the Security Agreement.

5.7	Counterparts to Intercreditor Agreement. The Agent shall have received Amendment No. 1 to the Intercreditor Agreement, duly executed and delivered by each of the parties to the Note Purchase Agreement, other than Parent Borrower;

5.8	Financing Statements. The Agent shall have received all such UCC-1 financing statements, UCC-3 and other instruments and agreements as the Agent may request in order to confirm that the Security Agreement is effective to create in favor of the Agent a valid, enforceable first priority security interest upon the Collateral. The Agent shall have received payment of all recording fees, taxes and other charges in connection with all such instruments and agreements; and

5.9	Additional Documents. The Agent shall have received all documents it may reasonably request relating to the existence of each Credit Party, the corporate or other authority for this Amendment and the other documents related thereto, and any other matters relevant hereto, all in form and substance to the Agent,

     Provided that this Amendment shall not become effective or be binding upon any party hereto unless all of the foregoing conditions are satisfied not later than April 1, 2003. Promptly after the Amendment Effective Date occurs, the Agent shall notify the Parent Borrower and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

6.   RATIFICATION; MISCELLANEOUS.

     Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects. All references in the Credit Agreement or any Loan Document or related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

7.   NO IMPLIED WAIVER.

     Except as expressly provided herein, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligations of any of the Credit Parties or any right of the Agent or any Lender consequent thereon.

8.   EXPENSES.

     Regardless of whether the Amendment Effective Date ever occurs, Parent Borrower agrees to pay all reasonable fees and expenses incurred by Agent in connection with the preparation and negotiation of this Amendment, including, without limitation, the reasonable fees and expenses of Agent’s counsel.

9.   COUNTERPARTS.

     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

10.   GOVERNING LAW.

     THIS AMENDMENT SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW).

     IN WITNESS WHEREOF, the parties have executed this First Amendment to Credit Agreement as of this 28th day of March, 2003.

BOWNE & CO., INC., Borrower

By: /s/ C. Cody Colquitt Name: C. Cody Colquitt Title: Senior Vice President and Chief Financial Officer

FLEET NATIONAL BANK, as a Lender and as Agent

By: /s/ Peter A. Dontas Name: Peter A. Dontas Title: Senior Vice President

JPMORGAN CHASE BANK, as a Lender and as Documentation Agent

By: /s/ Louis Mastrianni Name: Louis Mastrianni Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Anne L. Sayles Name: Anne L. Sayles Title: Director

HSBC BANK USA, as a Lender

By: /s/ Bruce Wicks
Name: Bruce Wicks Title: Vice President

THE ROYAL BANK OF SCOTLAND, PLC, as a Lender

By: /s/ Julian Dakin
Name: Julian Dakin Title: Senior Vice President

U.S. BANK, as a Lender

By: /s/ Richard W. Neltner
Name: Richard W. Neltner Title: Senior Vice President

THE BANK OF NEW YORK, as a Lender

By: /s/ James Ducey
Name: James Ducey Title: Vice President

GUARANTORS:

BOWNE BUSINESS COMMUNICATIONS, INC.,
a New York corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE BUSINESS SOLUTIONS, INC., a Delaware corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE ENTERPRISE SOLUTIONS, L.L.C., a New York limited liability company

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF ATLANTA, INC., a Georgia corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF BOSTON, INC., a Massachusetts corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF CHICAGO, INC., a Delaware corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF CLEVELAND, INC., a Ohio corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF DALLAS LIMITED PARTNERSHIP, a Delaware limited partnership

By: BOWNE OF DALLAS, INC., a Delaware corporation, as General Partner

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF LOS ANGELES, INC., a California corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF NEW YORK CITY, L.L.C., a New York limited liability company

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF PHOENIX, INC., an Arizona corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE OF SOUTH BEND, INC., a Delaware corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BGS COMPANIES, INC., a Delaware corporation, (also as successor by merger with Bowne Localization, Inc., a Delaware corporation)

By: /s/ Philip E. Kucera Name: Philip E. Kucera Title: Vice President and Assistant Secretary

BOWNE TRANSLATION SERVICES, LLC, a New York limited liability company

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

DOCUMENT MANAGEMENT SERVICES, INC., a Massachusetts corporation

By: /s/ Philip E. Kucera
Name: Philip E. Kucera Title: Vice President and Assistant Secretary

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

     I,             , do hereby certify that I am the           of BOWNE & CO., INC. (the “Parent Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Parent Borrower’s behalf pursuant to Section 7.1(a) of the Credit Agreement, dated as of July 2, 2002, by and among the Parent Borrower, the Subsidiary Borrowers party thereto, the Lenders party thereto, FLEET NATIONAL BANK, as Agent for the Lenders, JPMORGAN CHASE BANK, as Documentation Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent, with FLEET SECURITIES, INC., having acted as the Arranger (as the same may be amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein that are defined in the Agreement shall have the meanings therein defined.

I hereby certify that:

          1.     The Leverage Ratio as of              (the “Determination Date”) is      .     :1.00, calculated as set forth on Schedule 1.

          2.     The ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the four fiscal quarters ended            (which date is the Determination Date, or if the Determination Date is not the end of a fiscal quarter, such date is the last day of the fiscal quarter immediately preceding the Determination Date) is      .     :1.00, calculated as set forth on Schedule 2.

          3.     The ratio of Consolidated Indebtedness to Consolidated Total Capitalization as of the Determination Date is      .     :1.00., calculated set forth on Schedule 3.

          4.     The Consolidated Shareholders’ Equity as of the Determination Date is      , calculated as set forth on Schedule 4.

          5.     Attached as Schedule 5 is a calculation of the Parent Borrower’s compliance with the financial covenants included within the Note Purchase Agreement for and as of the Determination Date.

          6.     There exists no violation of any covenant or agreement contained in any Loan Document, and no condition or event has occurred which would constitute a Default or Event of Default under the Agreement [, except as follows:

SPECIFY ALL SUCH VIOLATIONS, CONDITIONS AND EVENTS AND THE NATURE AND STATUS THEREOF.]

     IN WITNESS WHEREOF, I have executed this Compliance Certificate on this      day of                ,      .

Name: Title:

2

Schedule 1 to Compliance Certificate
dated     /    /

CALCULATION OF THE LEVERAGE RATIO

1.	Funded Debt as of the Determination Date.	$

2.	Consolidated Net Income from continuing operations, for the period comprised of the four fiscal quarters ended on the Determination Date (or if the Determination Date is not the last day of a fiscal quarter, for the period of the four fiscal quarters immediately preceding the Determination Date)	$

3.	All Interest Expense of Parent Borrower and its Subsidiaries to the extent utilized in determining Item 2	$

4.	Provision for federal, state and local income taxes of the Parent Borrower and its Subsidiaries, to the extent utilized in determining Item 2	$

5.	Depreciation and amortization (other than amortization of debt discount) to the extent utilized in determining Item 2	$

6.	Extraordinary items of the Parent Borrower and its Subsidiaries (including, but not limited to: restructuring integration and asset impairment charges; expenses related to acquisitions; gains or losses on asset sales; transaction related expenses; royalty expense borne by Seller within the trailing 12 months; provisions for doubtful accounts (net of write-offs); and provision for deferred employee compensation and retirement benefits) in each case to the extent utilized in determining Item 2	$

7.	All other non-cash income, expense, gains and losses to the extent utilized in determining Item 2 and not otherwise added or subtracted, as

3

applicable, by the foregoing items 3 through 6.

8.	Consolidated EBITDA (Item 2 plus the sum of Items 3 through 5 minus or plus, as applicable, Items 6 and 7)	$

9.	Leverage Ratio (Item 1 : Item 8)		. :1.00

10.	Maximum permitted Leverage Ratio pursuant to Section 8.3 of the Credit Agreement:

	(a) January 1, 2003 to March 31, 2003		3.10 to 1.0
	(b) April 1, 2003 to June 30, 2003		3.90 to 1.0
	(c) July 1, 2003 to September 30, 2003		3.25 to 1.0
	(d) October 1, 2003 to December 31, 2003		2.75 to 1.0
	(e) January 1, 2004 to March 31, 2004		3.00 to 1.0
	(f) April 1, 2004 and thereafter		2.75 to 1.0

4

Schedule 2 to Compliance Certificate
dated     /    /

CALCULATION OF THE FIXED CHARGE COVERAGE RATIO

1.	Consolidated EBITDA from Schedule 1, Item 8, plus all Rentals to the extent utilized in determining Consolidated Net Income set forth on Schedule 1, Item 2		$

2.	The aggregate amount of all Rentals and Interest Expense on Consolidated Indebtedness for the period comprised of the four fiscal quarters ended on the Determination Date (or if the Determination Date is not the last day of a fiscal quarter, for the period of the four fiscal quarters immediately preceding the Determination Date)		$

3.	Fixed charge coverage ratio (Item 1: Item 2)			. :1.00

4.	Minimum permitted fixed charge coverage ratio pursuant to Section 8.2 of the Credit Agreement:

	(a)	For the four fiscal quarter period ended March 31, 2003		1.75 to 1.0

	(b)	For the four fiscal quarter period ended June 30, 2003		1.60 to 1.0

	(c)	For the four fiscal quarter period ended September 30, 2003		1.75 to 1.0

	(d)	For the four fiscal quarter period ended December 31, 2003		2.00 to 1.0

	(e)	For the four fiscal quarter period ended March 31, 2004 and thereafter		2.00 to 1.0

5

Schedule 3 to Compliance Certificate
dated    /    /

CALCULATION OF THE RATIO OF
CONSOLIDATED INDEBTEDNESS TO CONSOLIDATED TOTAL CAPITALIZATION

1.	Consolidated Indebtedness, as of the Determination Date	$

2.	Consolidated Shareholders’ Equity, as of the Determination Date	$

3.	Ratio of Consolidated Indebtedness to Consolidated Total Capitalization (Item 1: Items 1 plus Item 2)		. :1.00

4.	Maximum ratio of Consolidated Indebtedness to Consolidated Total Capitalization permitted pursuant to Section 8.4 of the Credit Agreement		0.55:1.00

6

Schedule 4 to Compliance Certificate
dated    /   /

CALCULATION OF CONSOLIDATED SHAREHOLDERS’ EQUITY

1.	Consolidated Shareholders’ Equity from Schedule 3, Item 2.	$

2.	$250,000,000 plus an aggregate amount equal to 25% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter commencing with the fiscal quarter ending March 31, 2002.	$

3.	Minimum Shareholders’ Equity permitted pursuant to Section 8.1 of the Credit Agreement.	Item 1 must be greater than Item 2

7

Schedule 5 to Compliance Certificate
dated    /    /

CALCULATIONS AND OTHER EVIDENCE OF COMPLIANCE
WITH NOTE PURCHASE AGREEMENT FINANCIAL COVENANTS

8